Exhibit 16.1

August 21, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated August 21, 2024, of Charlotte’s Web Holdings, Inc. and are in agreement with the statements contained in paragraphs three, four and five therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP